Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 5, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Sterling Construction Company, Inc. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Sterling Construction Company, Inc. on Forms S-3 (File No. 333-218281, effective May, 26, 2017 and File No. 333-218278, effective May 26, 2017) and on Forms S-8 (File No. 333-224735, effective May 5, 2018, File No. 333-204085, effective May 12, 2015, File No. 333-196457, effective June 2, 2014, File No. 333-135666, effective July 10, 2006, File No. 333-88228, effective May 14, 2002 ,and File. No. 333-88224, effective May 14, 2002).

/s/ GRANT THORNTON LLP

Houston, Texas
March 5, 2019